Exhibit 23.8

CONSENT OF SCHLUMBERGER DATA AND CONSULTING SERVICES

We hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement of BreitBurn Energy Partners L.P. (the “Partnership”) on Form S-3 with respect to the oil and gas reserves of Quicksilver Resources, Inc.’s Northeast Operations, as of December 31, 2006, 2007, and 2008, which information has been included or incorporated by reference in this Registration Statement on Form S-3 in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to the reference to this firm under the heading “Experts” in the prospectus, which is part of such Registration Statement.

Schlumberger Data and Consulting Services

/s/ CHARLES M. BOYER II, P.G.
By: Charles M. Boyer II, P.G. Title: Operations Manager Pittsburgh Consulting Services

Pittsburgh, Pennsylvania

June 10, 2009